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Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
FORCE PROTECTION, INC.

        The undersigned hereby certifies as follows:

        ONE: That he is the duly appointed and authorized corporate Secretary of Force Protection, Inc., a Nevada Corporation (the "Corporation"), being the surviving entity of a Merger between the Corporation and a Colorado corporation of the same name ("FPI Colorado"). Under the terms of the Merger, all existing corporate action, identity and authority of FPI Colorado was and is transferred and merged into the Corporation.

        TWO: That, by Resolution of the Board of Directors of the Corporation which was ratified and approved by a majority of the stockholders properly voting at a duly called General Stockholder's meeting at which a quorum was present, the Corporation resolved to amend its Articles of Incorporation (such action being the action of the Corporation by virtue of the Merger), as follows:

        IT IS RESOLVED, that the Articles of Incorporation are hereby amended to read as follows:

    NINTH: That the Board of Directors be authorized, without further approval of the shareholders, to take all steps necessary to effect, or in its discretion not to effect, a reverse split of the Common Stock of the Corporation on the basis of a ratio within the range of two to twelve PRE-SPLIT shares for every one POST-SPLIT share of Common Stock, with the ratio to be selected and implemented by the Corporation's Board of Directors in its sole discretion (the "Reverse Split"), and further that the Board of Director be authorized to take all others actions necessary and appropriate to effect such Reverse Split if so required.

        THREE: This Amendment was approved by the required vote of stockholders in accordance with applicable corporate law at the Annual General meeting of the Stockholders properly held on December 30, 2004 at which a quorum was present. The Amendment was properly put to the stockholders pursuant to a Proxy Statement duly filed and sent to each stock holder of record as of October 15, 2004 (the "Record Date") and the number of shares voting in favor of the amendment exceeded the number required to approve such Amendment, that number being greater than fifty percent (50%) of the shares voting.

        FOUR: This Amendment shall be deemed effective as of the date of filing with the Secretary of State of the State of Nevada, or January 3, 2005, whichever is later.

        I the undersigned, hereby declare under penalty of perjury, in accordance with the laws of the state of Nevada, that I am the Secretary of the Corporation, that I executed this Certificate of Amendment to the Articles of Incorporation, that I have personal knowledge of the information contained therein, and that the information contained therein is true and correct.

By:	/s/ R. SCOTT ERVIN
Title	Secretary

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  Exhibit 3.3